Exhibit 99.1

For Immediate Release

Sept. 16, 2014

Microsoft announces board changes and quarterly dividend increase

Teri List-Stoll of Kraft and Charles W. Scharf of Visa to join board; Dave Marquardt and Dina Dublon to retire from board at end of current term; company increases dividend by 11 percent.

REDMOND, Wash. — Sept. 16, 2014 — Microsoft Corp. on Tuesday announced that Teri List-Stoll, executive vice president and chief financial officer of Kraft Foods Group Inc., and Charles W. Scharf, chief executive officer of Visa Inc., have been appointed to the company’s board of directors and will join the board effective Oct. 1, 2014.

The company also announced that Dave Marquardt and Dina Dublon have decided not to seek reelection to the board of directors and will retire from the board at the expiration of their current term following the annual shareholders meeting in December.

Microsoft also announced its board of directors declared a quarterly dividend of $0.31 per share, reflecting a 3-cent, or 11 percent, increase over the previous quarter’s dividend. The dividend is payable Dec. 11, 2014, to shareholders of record on Nov. 20, 2014. The ex-dividend date will be Nov. 18, 2014.

“As we continue to focus on the company’s transformation and the board continues to evaluate capital strategy options, this dividend increase is another step in our ongoing commitment to increase capital returns to shareholders,” said Amy Hood, chief financial officer of Microsoft.

Scharf, 49, has served as CEO of Visa since November 2012. Before joining Visa, Scharf spent nine years at JPMorgan Chase & Co. as the chief executive officer of Retail Financial

Services and managing director at One Equity Partners, the firm’s private investment arm. He has also served as the chief executive officer and chief financial officer of Bank One Corp., and chief financial officer of both Salomon Smith Barney and the global corporate and investment bank division of Citigroup Inc. He serves on the board of trustees for Johns Hopkins University and the board of directors for the Financial Services Roundtable.

List-Stoll, 51, is executive vice president and chief financial officer for Kraft Foods Group, Inc. Before joining Kraft, she served as senior vice president and treasurer at Procter & Gamble. Previously, over the course of a nearly 20-year career at Proctor & Gamble, she held finance leadership roles across a diverse range of areas including business unit management, supply chain, sales, accounting, and financial planning and analysis. She serves on the board of Danaher Corp. and as a trustee of the Financial Accounting Foundation.

“These additions help strengthen our ability to serve our shareholders and work with Satya and the company’s senior leadership team on Microsoft’s ongoing transformation,” said John Thompson, Microsoft chairman.

“I’m excited to have both Teri and Charlie joining our board,” said Satya Nadella, CEO of Microsoft. “Teri brings exceptional financial and operational expertise, as well as great insights from her two decades of experience in consumer and retail industries. Charlie, as a sitting CEO of a large global business, brings additional strategic and operational depth to the Microsoft board, as well as a deep understanding of how commerce is changing globally.”

Marquardt, 65, has served on the Microsoft board since 1981 in a variety of capacities. Dublon, 61, joined the Microsoft board in 2005, and has chaired the compensation committee.

“As one of our earliest board members, Dave has played an indispensable role in Microsoft’s growth and development, providing sage counsel and invaluable industry insights,” said Bill Gates, founder and technology advisor of Microsoft. “Dina has also been a great board member for almost a decade, and we all appreciate her guidance and support.”

Adding List-Stoll and Scharf will increase Microsoft’s board to 12 members effective Oct. 1.

Scharf will be joining the board’s governance and nominating committee. List-Stoll will be joining the audit committee.

In addition to List-Stoll and Scharf, Microsoft’s board of directors consists of John W. Thompson, Microsoft chairman and chief executive officer of Virtual Instruments; Dina Dublon, former chief financial officer of JPMorgan Chase; Bill Gates, Microsoft founder and technology advisor; Maria M. Klawe, president, Harvey Mudd College; David F. Marquardt, general partner at August Capital; G. Mason Morfit, president, ValueAct Capital; Satya Nadella, Microsoft CEO; Charles H. Noski, former vice chairman of Bank of America Corp.; Dr. Helmut Panke, former chairman of the board of management at BMW AG; and John W. Stanton, chairman, Trilogy Equity Partners and Trilogy International Partners.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services, devices and solutions that help people and businesses realize their full potential.

For more information, press only:

Rapid Response Team, Waggener Edstrom Communications, (503) 443-7070, rrt@waggeneredstrom.com

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